News—For Immediate Release

Media Contact:	Investor Contact:
Sard Verbinnen & Co for Online Resources John Christiansen 415.618.8750 or Brandy Bergman 212.687.8080	Catherine Graham EVP & Chief Financial Officer 703.653.3155 cgraham@orcc.com

JOHN DORMAN NAMED INTERIM CEO OF ONLINE RESOURCES

COMPANY ANNOUNCES STREAMLINING OF BUSINESS UNITS TO FOCUS ON GROWTH AND CLIENT SERVICE

Provides Q1 and Permanent CEO Search Updates

CHANTILLY, Va., April 21, 2010 – Online Resources Corporation (Nasdaq: ORCC), a leading provider of online financial services, today announced that John Dorman, co-chairman of the company’s Board of Directors, has been named interim chief executive officer. He succeeds president and chief operating officer Raymond T. Crosier, who had been serving as interim chief executive officer while the company conducts a search for a permanent CEO. Mr. Crosier has resigned from the company, effective immediately, to pursue other interests.

Mr. Dorman will continue to serve as Co-Chairman of the Board along with independent director Barry D. Wessler, and will also continue to lead the Board’s Governance Committee and the Board’s search for a permanent CEO.

“Ray Crosier accomplished a great deal during his tenure at Online Resources, and I would like to thank him for his contributions to the company over the past 14 years and wish him well for the future,” said Mr. Dorman. “We are pleased to be moving toward the completion of our search for a permanent CEO, having met in recent weeks with a list of strong candidates with established track records of driving revenue and profitability, and we look forward to welcoming a new CEO with the experience and expertise to position the business for long-term success.”

Organizational Changes

Online Resources also announced that it has completed the following organizational changes:

•	The company’s community bank and credit union division and large bank and partnership bill pay division have been merged into a new Banking Services group consisting of sales, client services, marketing, product and professional services functions. Banking Services will be headed by Ronald J. Bergamesca, Executive Vice President.

•	The company’s eCommerce Services group will focus exclusively on sales, client services, marketing and product functions and will continue to be led by Robert R. Craig, Executive Vice President.

•	The Technology and Operations functions for Banking and eCommerce each have been centralized into new enterprise-wide organizations, led by Mark Solan, Senior Vice President, and Sheila Narayan, Executive Vice President, respectively.

•	The Corporate Systems Operations group, headed by William J. Michael, Senior Vice President, will continue as an enterprise-wide data center and telecommunications group.

Online Resources expects to incur expenses of approximately $1.3 million in the second quarter related to the restructuring. While the company expects these charges to be offset by compensation and other cost savings during the remainder of 2010, the cost savings are being reinvested in expansion of sales and client services staffing, enhanced implementation capabilities and key product development efforts.

“We believe these organizational changes, which are designed to increase our focus on generating new sales, retaining and better serving existing clients, optimizing partner relationships and delivering operational excellence, are important steps in helping to position Online Resources for growth,” said Mr. Dorman. “I would like to thank the entire Online Resources team for their efforts as we continue to identify and implement new ways to grow revenue and earnings while delivering on the day-to-day business of helping our clients grow and succeed.”

Updated Outlook for First Quarter 2010

Due to higher-than-forecasted seasonal increases in eCommerce transactions and payment amounts, Online Resources expects to report first quarter 2010 revenue, adjusted Ebitda and core net income results that are at or above the high end of the guidance ranges the company previously provided. The higher-than-expected earnings measures were achieved despite the company’s decision to move to paying annual incentive compensation in cash, rather than in equity as has been its practice and was contemplated when first quarter guidance was given. This change resulted in lowering adjusted Ebitda by approximately $600,000 and core net income by approximately $350,000, compared to expected results if this compensation had continued to be paid in equity.

The factors mentioned above relate to seasonal patterns that are specific to and typical in the company’s first quarter, but the magnitude of which are unpredictable. The company does not expect subsequent quarters to outperform its previously held expectations.

Conference Call and Web Cast

Online Resources has scheduled a conference call for today, April 21, 2010, at 9:00 a.m. ET. Those interested in participating should call (877) 372-0873 for domestic participants and (678) 224-7868 for international participants and enter passcode 70764517. Alternatively, a live web cast of the call will be available through the “Investors” section of Online Resources’ web site at www.orcc.com.

The call and web cast will be recorded and available for playback online from 1:00 p.m. ET on April 21 until midnight on April 28. For web cast replay, go to the “Investors” section of www.orcc.com.

About Online Resources
Online Resources (Nasdaq: ORCC) specializes in powering financial interactions between millions of consumers and the company’s financial institution and biller clients, including 17 of the top 50 U.S. banks and 13 of the top 20 U.S. card issuers. Backed by its proprietary payments gateway that links banks directly with billers, the company provides web and phone-based financial services, electronic payments and marketing services to drive consumer adoption. Founded in 1989, Online Resources has been recognized for its high growth and product innovation. It is the largest financial technology provider dedicated to the online channel. For more information, visit www.orcc.com.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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